EXHIBIT 99.1

FOR IMMEDIATE RELEASE
National MI’s Claudia Merkle Named Chief Operating Officer
EMERYVILLE, CA, Sept. 14, 2016 - National Mortgage Insurance Corporation (National MI), a subsidiary of NMI Holdings, Inc., (NASDAQ: NMIH) announces that Claudia Merkle has been named chief operating officer (COO), effective September 12. Merkle will continue to report to CEO Bradley Shuster.
A highly respected leader with more than 25 years of experience in the mortgage industry, Merkle has been with National MI since the company’s inception in 2012 when she joined as senior vice president, underwriting and risk operations. In 2013, Merkle was promoted to executive vice president, insurance operations, and in 2015 assumed the additional responsibilities of managing National MI’s sales and marketing functions. Merkle played a key role in almost doubling National MI’s lender clients in the past two years to over 1,000 clients today. She was also instrumental in developing an innovative rescission relief solution for a majority of National MI’s loans.
In her new role as COO, Merkle will continue to lead underwriting, operations, servicing, sales, marketing, and business development.
“Claudia’s promotion to COO is well-deserved,” Shuster said. “She has demonstrated exceptional leadership abilities and has been a key contributor to National MI’s success.”
“I’m very pleased to be named COO,” Merkle said. “I’m extremely proud of National MI’s achievements and the momentum we’ve generated in four years. I look forward to accomplishing even more in my new role.”
Merkle has been instrumental in National MI’s expansion: the company tripled its market share in 2015 and reported a profit for the first time in the second quarter of 2016.

Merkle has years of experience in the mortgage banking and mortgage insurance industries, including national and regional business development, operations and risk management. She holds a B.S. in management from the Wharton School of Business, University of Pennsylvania.

About National MI
National Mortgage Insurance Corporation (National MI), a subsidiary of NMI Holdings, Inc. (NASDAQ: NMIH), is a U.S.-based, private mortgage insurance company enabling low down payment borrowers to realize home ownership while protecting lenders and investors against losses related to a borrower's default. To learn more, please visit www.nationalmi.com.

Cautionary Note Regarding Forward Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements. Forward-looking statements in this press release include, without limitation, statements regarding National MI’s positioning for future performance. More information about the risks, uncertainties and

EXHIBIT 99.1

assumptions affecting National MI can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.

Press Contact
Mary McGarity
Strategic Vantage Mortgage Public Relations
(203) 513-2721
MaryMcGarity@StrategicVantage.com

Investor Contact
John M. Swenson
Vice President, Investor Relations and Treasury
john.swenson@nationalmi.com
(510) 788-8417

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